                              AMENDED AND RESTATED
                              --------------------
                   FEE WAIVER AND EXPENSE LIMITATION AGREEMENT
                   -------------------------------------------

         AGREEMENT made June 8, 2000, between STATE STREET RESEARCH & MANAGEMENT COMPANY, a Delaware corporation (the "Advisor"), and STATE STREET RESEARCH INSTITUTIONAL FUNDS, a Massachusetts business trust (the "Trust").

         1. RECITALS. The Trust has been organized to serve as an investment vehicle primarily for certain large institutional and private client accounts, and both the Trust and the Advisor believe that they and the Trust's shareholders would benefit if each series of the Trust constituting a separate investment portfolio set forth below (each a "Fund" and, collectively, the "Funds") were to achieve and maintain an amount of assets sufficiently large to result in economies of scale for the Fund and sufficient future revenues for the Advisor. Therefore, the Advisor is agreeing to take certain actions more specifically described below to reduce or eliminate certain costs otherwise borne by shareholders of the Funds and to enhance the returns generated for shareholders of the Funds.

         2. GENERAL AGREEMENT. The Advisor will, until this Agreement is terminated under Section 4, take one or more of the three actions described in
Section 3 to the extent that the Fund's total annual operating expenses (not including Shareholder Service Fees, brokerage commissions, hedging transaction fees and other investment related costs, extraordinary, non-recurring and certain other unusual expenses such as taxes, litigation expense and other extraordinary legal expense, securities lending fees and expenses and transfer taxes) exceed the percentage of that Fund's average daily net assets (the "Expense Limitation") set forth in the table below:

-------------------------------------------------------------------------------------------
                         FUND                                EXPENSE LIMITATION
-------------------------------------------------------------------------------------------
State Street Research Core Fixed Income Fund                       0.20%
-------------------------------------------------------------------------------------------
State Street Research Core Plus Fixed Income Fund                  0.20%
-------------------------------------------------------------------------------------------
State Street Research Core Large Cap Growth Fund                   0.35%
-------------------------------------------------------------------------------------------
State Street Research Large Cap Growth Fund                        0.35%
-------------------------------------------------------------------------------------------

         3. ADVISOR ACTIONS. The Advisor will use its best efforts to cause each Fund to maintain the expense level described in Section 2 by taking one or more of the following actions: (i) waiving a portion of its fee under the Advisory Agreement between the Advisor and the Trust relating to the Fund; (ii) reimbursing the Fund for expenses exceeding the Expense Limitation; or (iii) paying directly expenses that may exceed the Expense Limitation.

         4. TERM. This Agreement shall have an initial term ending on June 1, 2001, and shall automatically be continued for one-year terms ending on June 1 thereafter unless either the Trust or the Advisor provides 30 days prior written notice to the other party of its intent not to renew the Agreement.

         5. MISCELLANEOUS. The Advisor understands and acknowledges that the Trust intends to rely on this Agreement, including in connection with the preparation and printing of the Trust's prospectuses and its daily calculation of each Fund's net asset value.

         This Agreement constitutes the entire agreement between the Advisor and the Trust concerning the subject matter hereof and supersedes all prior oral and written agreements and understandings between the parties concerning such subject matter, including the original Fee Waiver and Expense Limitation Agreement between the parties dated June 30, 1999 and the Letter Agreement signed by the Advisor dated May 17, 2000.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                        STATE STREET RESEARCH &
                                        MANAGEMENT COMPANY


                                        By: /s/ Gerard P. Maus
                                            -----------------------------------
                                        Name:  Gerard P. Maus
                                        Title: Executive Vice President


                                        STATE STREET RESEARCH
                                        INSTITUTIONAL FUNDS


                                        By: /s/ Francis J. McNamara, III
                                            -----------------------------------
                                        Name:  Francis J. McNamara, III
                                        Title: Secretary









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